                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                             THOMASTON MILLS, INC.
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                               (Name of Issuer)




                Common Stock, $1 Par Value - Class A and Class B
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                        (Title of Class of Securities)



                             884569 20 3 - Class A
                             884569 10 4 - Class B
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                                (CUSIP Number)





Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                               Page 1 of 3 Pages





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          884569 10 4
CUSIP NO. 884569 20 3                   13G            PAGE  2  OF  3  PAGES
         ---------------------                              ----   ----


  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Neil H. Hightower
             ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
                                 163,932   Class B Voting
                                 102,449   Class A Non Voting
                       --------------------------------------------------------
  NUMBER OF            (6)     SHARED VOTING POWER
   SHARES                         93,848   Class B Voting
 BENEFICIALLY                    267,203   Class A Non Voting
  OWNED BY             --------------------------------------------------------
    EACH               (7)     SOLE DISPOSITIVE POWER
  REPORTING                      163,932   Class B Voting
 PERSON WITH                     102,449   Class A Non Voting
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                  93,848   Class B Voting
                                 267,203   Class A Non Voting
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             257,780   Class B Voting
             369,652   Class A Non Voting
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 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              15.81%   Class B Voting
               7.53%   Class A Non Voting
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
              IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!





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SCHEDULE 13 G - PAGE 3


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. This annual amendment is made to update previous filing. No filing fee is due.



Dated: January 7, 2000



                                           /s/  Neil H. Hightower
                                   ----------------------------------------
                                                  Signature


                                              Neil H. Hightower
                                   ----------------------------------------
                                                    Name


                                   555 Peachbelt Road, Thomaston, GA 30286
                                   ----------------------------------------
                                                   Address